Investor Contact: Kelley Hall (503) 532-3793	Media Contact: Kellie Leonard (503) 671-6171

NIKE, INC. REPORTS FISCAL 2012 FOURTH QUARTER
AND FULL YEAR RESULTS

•	Fourth quarter revenues up 12 percent to $6.5 billion, up 14 percent excluding currency changes
•	Fourth quarter diluted earnings per share down 6 percent to $1.17
•	Fiscal 2012 revenues of $24.1 billion, up 16 percent, up 14 percent excluding currency changes
•	Fiscal year diluted earnings per share up 8 percent to $4.73
•	NIKE Brand futures orders up 7 percent, up 12 percent excluding currency changes
•	Inventories as of May 31, 2012 were up 23 percent versus the prior year

BEAVERTON, Ore., June 28, 2012 – NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2012 fourth quarter and full year ended May 31, 2012. Fourth quarter revenues rose 12 percent, or 14 percent on a currency neutral basis, to $6.5 billion, the largest revenue quarter in NIKE, Inc.’s history. This was a result of higher revenues across every NIKE Brand geography, key category and product type as well as across all Other Businesses. However, diluted EPS for the quarter was down 6 percent as a result of a lower gross margin, higher SG&A spending, an increase in the effective tax rate and a charge related to restructuring NIKE Brand Western Europe’s operations to better realign resources against growth opportunities and drive efficiencies.

Revenues for fiscal 2012 were up 16 percent, or 14 percent excluding the impact of changes in foreign currency, to $24.1 billion. Diluted EPS for the year increased 8 percent to $4.73 as a result of strong revenue growth, leverage of SG&A, and a lower average share count, which more than offset the impact of a lower gross margin and higher effective tax rate.

"Fiscal year 2012 demonstrated NIKE, Inc.'s greatest strength – innovation. We delivered an amazing number of game-changing products and services that drove record revenue growth," said Mark Parker, President and CEO, NIKE, Inc. "We also delivered solid profit growth for the year despite some headwinds in a challenging global economy, which will continue into the next year. That said, NIKE is well positioned and will remain aggressive, flexible and laser-focused on the high-growth opportunities. That's how we continue to deliver long-term profitable growth for our shareholders.”*

As part of its long term growth strategy, the Company continually evaluates its existing portfolio of businesses to ensure it is investing in those businesses with the largest growth potential and highest returns. On May 31, 2012, the Company announced its intention to divest the Cole Haan and Umbro businesses, which will allow it to focus its resources on driving growth in the NIKE, Jordan, Converse and Hurley brands. For fiscal 2012, Cole Haan and Umbro together contributed $797 million in revenues and a combined loss before interest and taxes of $43 million. This compares to fiscal 2011 combined revenues of $745 million and a loss before interest and taxes of $18 million.

Fourth Quarter Income Statement Review

•
Revenues for NIKE, Inc. increased 12 percent to $6.5 billion, or up 14 percent on a currency neutral basis. Excluding the impact of changes in foreign currency, NIKE Brand revenues rose 14 percent driven by growth in all geographies, key categories and product types. Revenues for Other Businesses grew 16 percent, with no significant impact from changes in currency exchange rates, as all businesses increased revenues during the quarter.

•
Gross margin declined 150 basis points to 42.8 percent due primarily to higher product costs, increased investments in our digital business and an unanticipated customs assessment in an Emerging Markets territory related to imports that occurred during four previous fiscal years. These factors more than offset the positive effects of price increases, lower air freight due to improved factory deliveries, as well as ongoing product cost reduction initiatives.

•
Selling and administrative expenses grew at the same rate as revenue, up 12 percent to $2 billion. Demand creation expenses increased 23 percent to $760 million driven by marketing support for key product launches, the European Football Championships and the Summer Olympics. Operating overhead expenses increased 6 percent to $1.2 billion due to additional investments in our Direct to Consumer and wholesale businesses.

•
Other expense, net was $38 million, primarily comprised of a $24 million charge related to NIKE Brand’s Western Europe restructuring. The remaining $14 million was primarily comprised of foreign currency exchange losses. For the quarter, we estimate the year-over-year change in foreign currency related losses included in other expense, net combined with the impact of changes in foreign currency exchange rates on the translation of foreign currency-denominated profits decreased pretax income by approximately $16 million.

•
The effective tax rate was 26.1 percent compared to 23.2 percent for the same period last year primarily due to year-on-year changes in tax reserves, partially offset by a reduction in the effective tax rate on operations outside the United States.

•
Net Income decreased 8 percent to $549 million and Diluted earnings per share decreased 6 percent to $1.17, reflecting a 2 percent decline in the number of weighted average diluted common shares outstanding.

Fiscal 2012 Income Statement Review

•	Revenues for NIKE, Inc. were up 16 percent to $24.1 billion, up 14 percent on a currency neutral basis.
o
NIKE Brand revenues rose 15 percent excluding the impact of changes in foreign currency, driven by growth in all geographies, key categories and product types. NIKE Brand wholesale revenues increased to $17.4 billion, 14 percent higher than the same period last year on a currency neutral basis. NIKE Brand Direct to Consumer revenues grew 21 percent to $3.5 billion due to 13 percent growth in same store sales and new door expansion. As of May 31, 2012 the NIKE Brand had 557 stores in operation as compared to 487 a year ago.

o	Revenues for Other Businesses grew 11 percent with no significant impact from changes in currency exchange rates, driven by growth across most businesses.
•
Gross margin declined 220 basis points to 43.4 percent, primarily driven by higher product costs, as well as investments in our digital business, an unanticipated customs assessment in an Emerging Markets territory related to imports that occurred during four previous fiscal years, and higher discounts on close-out sales. These factors more than offset the positive effects of price increases, lower air freight costs, growing sales in our Direct to Consumer operations and ongoing product cost reduction initiatives.

•
Selling and administrative expenses grew at a slower rate than revenue, up 11 percent to $7.4 billion. Demand creation expenses were up 11 percent to $2.7 billion due to an increase in sports marketing expense, marketing support for key product initiatives, investments in retail product presentation for wholesale accounts and marketing support for the European Football Championships and Summer Olympics. Operating overhead expenses increased 11 percent to $4.7 billion due to additional investments made in our wholesale and Direct to Consumer businesses.

•
Other expense, net was $54 million for the fiscal year, primarily comprised of net foreign currency exchange losses and a $24 million charge related to NIKE Brand’s Western Europe restructuring, partially offset by certain non-operating items. For the year, we estimate the year-over-year change in currency related gains and losses included in other expense, net, combined with the impact of changes in currency exchange rates on the translation of foreign currency-denominated profits, did not have a significant impact on pretax income.

•
The effective tax rate was 25.5 percent compared to 25 percent for the same period last year. The increase was due to changes in tax reserves, partially offset by a reduction in the effective tax rate on operations outside of the United States.

•
Net Income increased 4 percent to $2.2 billion and Diluted earnings per share increased 8 percent to $4.73, reflecting higher net income and a 3 percent decline in the number of weighted average diluted common shares outstanding.

May 31, 2012 Balance Sheet Review

•
Inventories for NIKE, Inc. were $3.4 billion, up 23 percent from May 31, 2011. NIKE Brand inventories increased 19 percent; 17 percentage points of growth were due to higher product cost per unit, as input cost inflation and a higher proportion of Footwear versus Apparel more than offset the favorable impact of changes in currency exchange rates. NIKE Brand unit inventories grew 10 percent.

•
Cash and short-term investments at period-end were $3.8 billion, $781 million lower than last year due to higher working capital investments, long-term debt repayments and dividend payments compared to the prior year.

Share Repurchases

During the fourth quarter, NIKE, Inc. repurchased a total of 2.3 million shares for approximately $245 million as part of its four-year, $5 billion share repurchase program, approved by the Board of Directors in September 2008. As of the end of the fourth quarter, the Company has purchased a total of 50.3 million shares for approximately $4.1 billion under this program.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiaries include Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories; and Umbro International Limited., a leading United Kingdom-based global football (soccer) brand. For more information, NIKE’s earnings releases and other financial information are available on the Internet at http:// investors.nikeinc.com and individuals can follow @Nike.

*
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE, Inc. with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

(Additional  Consolidated Financial Statement Tables for Q412 and FY12 Follow)

NIKE, Inc.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED MAY 31, 2012
(Dollars in millions, except per share data)

	QUARTER ENDED			YEAR TO DATE ENDED
INCOME STATEMENT	05/31/2012	05/31/2011	% Chg	05/31/2012	05/31/2011	% Chg
Revenues	$6,470	$5,766	12%	$24,128	$20,862	16%
Cost of sales	3,703	3,212	15%	13,657	11,354	20%
Gross profit	2,767	2,554	8%	10,471	9,508	10%
Gross margin	42.8%	44.3%		43.4%	45.6%

Demand creation expense	760	617	23%	2,711	2,448	11%
Operating overhead expense	1,226	1,155	6%	4,720	4,245	11%
Total selling and administrative expense	1,986	1,772	12%	7,431	6,693	11%
% of revenue	30.7%	30.7%		30.8%	32.1%

Other expense (income), net	38	5	-	54	(33)	-
Interest expense, net	-	4	-	3	4	-25%

Income before income taxes	743	773	-4%	2,983	2,844	5%

Income taxes	194	179	8%	760	711	7%
Effective tax rate	26.1%	23.2%		25.5%	25.0%

Net income	$549	$594	-8%	$2,223	$2,133	4%

Diluted EPS	$1.17	$1.24	-6%	$4.73	$4.39	8%

Basic EPS	$1.20	$1.27	-6%	$4.83	$4.48	8%

Weighted Average Common Shares Outstanding:
Diluted	468.1	478.7		469.8	485.7
Basic	458.1	469.3		460.0	475.5
Dividends declared	$0.36	$0.31		$1.39	$1.20

NIKE, Inc.

BALANCE SHEET	05/31/2012	05/31/2011	% Change
	(Dollars in millions)
ASSETS
Current assets:
Cash and equivalents	$2,317	$1,955	19%
Short-term investments	1,440	2,583	-44%
Accounts receivable, net	3,280	3,138	5%
Inventories	3,350	2,715	23%
Deferred income taxes	274	312	-12%
Prepaid expenses and other current assets	870	594	46%

Total current assets	11,531	11,297	2%

Property, plant and equipment	5,244	4,906	7%
Less accumulated depreciation	2,965	2,791	6%
Property, plant and equipment, net	2,279	2,115	8%

Identifiable intangible assets, net	535	487	10%
Goodwill	201	205	-2%
Deferred income taxes and other assets	919	894	3%

Total assets	$15,465	$14,998	3%

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$49	$200	-76%
Notes payable	108	187	-42%
Accounts payable	1,588	1,469	8%
Accrued liabilities	2,053	1,985	3%
Income taxes payable	67	117	-43%

Total current liabilities	3,865	3,958	-2%

Long-term debt	228	276	-17%
Deferred income taxes and other liabilities	991	921	8%
Redeemable preferred stock	-	-	-
Shareholders' equity	10,381	9,843	5%

Total liabilities and shareholders' equity	$15,465	$14,998	3%

NIKE, Inc.
	QUARTER ENDED				YEAR TO DATE ENDED
DIVISIONAL REVENUES1	05/31/2012	05/31/2011	% Change	% Change Excluding Currency Changes 2	05/31/2012	05/31/2011	% Change	% Change Excluding Currency Changes 2
	(Dollars in millions)
North America
Footwear	$1,668	$1,464	14%	14%	$5,887	$5,111	15%	15%
Apparel	616	570	8%	8%	2,482	2,103	18%	18%
Equipment	140	105	33%	34%	470	365	29%	29%
Total	2,424	2,139	13%	13%	8,839	7,579	17%	17%

Western Europe
Footwear	651	643	1%	7%	2,526	2,345	8%	5%
Apparel	332	319	4%	9%	1,377	1,303	6%	2%
Equipment	56	55	2%	4%	241	220	10%	5%
Total	1,039	1,017	2%	7%	4,144	3,868	7%	4%

Central & Eastern Europe
Footwear	195	191	2%	10%	671	605	11%	13%
Apparel	111	84	32%	40%	441	359	23%	24%
Equipment	24	19	26%	33%	88	76	16%	17%
Total	330	294	12%	20%	1,200	1,040	15%	17%

Greater China
Footwear	402	321	25%	21%	1,518	1,164	30%	25%
Apparel	230	215	7%	3%	896	789	14%	9%
Equipment	35	28	25%	24%	125	107	17%	12%
Total	667	564	18%	14%	2,539	2,060	23%	18%

Japan
Footwear	128	117	9%	8%	438	396	11%	3%
Apparel	91	79	15%	13%	322	302	7%	-1%
Equipment	21	20	5%	5%	69	68	1%	-4%
Total	240	216	11%	9%	829	766	8%	1%

Emerging Markets
Footwear	606	524	16%	23%	2,386	1,897	26%	27%
Apparel	213	177	20%	27%	815	657	24%	25%
Equipment	51	46	11%	13%	209	182	15%	15%
Total	870	747	16%	23%	3,410	2,736	25%	26%

Global Brand Divisions3	26	29	-10%	-5%	111	96	16%	13%

Total NIKE Brand	5,596	5,006	12%	14%	21,072	18,145	16%	15%

Other Businesses4	896	773	16%	16%	3,095	2,786	11%	11%
Corporate5	(22)	(13)	-69%	3%	(39)	(69)	43%	32%

Total NIKE, Inc. Revenues	$6,470	$5,766	12%	14%	$24,128	$20,862	16%	14%

Total NIKE Brand
Footwear	$3,650	$3,260	12%	14%	$13,426	$11,518	17%	15%
Apparel	1,593	1,444	10%	12%	6,333	5,513	15%	13%
Equipment	327	273	20%	21%	1,202	1,018	18%	16%
Global Brand Divisions3	26	29	-10%	-5%	111	96	16%	13%

1 Certain prior year amounts have been reclassified to conform to fiscal year 2012 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
2 Fiscal 2012 results have been restated using fiscal 2011 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment.
4 Other businesses represent activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.
5 Corporate revenues primarily consist of intercompany revenue eliminations and foreign currency revenue-related hedge gains and losses generated by entities within the NIKE Brand geographic operating segments and certain Other Businesses through our centrally managed foreign exchange risk management program.

NIKE, Inc.
	FISCAL YEAR ENDED
SUPPLEMENTAL NIKE BRAND REVENUE DETAILS	05/31/2012	05/31/2011	% Change	% Change Excluding Currency Changes 1
	(Dollars in millions)

NIKE Brand Revenues by:
Sales to Wholesale Customers	$17,431	$15,173	15%	14%
Sales Direct to Consumers	3,530	2,876	23%	21%
Global Brand Divisions	111	96	16%	13%
Total NIKE Brand Revenues as Reported	$21,072	$18,145	16%	15%

NIKE Brand Revenues on a Wholesale Equivalent Basis:2
Sales to Wholesale Customers	$17,431	$15,173	15%	14%
Sales from our Wholesale Operations to Direct to Consumer Operations	1,978	1,598	24%	22%
NIKE Brand Wholesale Equivalent Revenues	$19,409	$16,771	16%	14%

NIKE Brand Wholesale Equivalent Revenues by Category:3
Running	$3,702	$2,795	32%	31%
Basketball	2,230	1,908	17%	16%
Football (Soccer)	2,006	1,765	14%	12%
Men’s Training	2,007	1,698	18%	17%
Women’s Training	1,015	842	21%	19%
Action Sports	499	470	6%	5%
Sportswear	5,560	5,150	8%	6%
Others4	2,390	2,143	12%	10%
Total NIKE Brand Wholesale Equivalent Revenues	$19,409	$16,771	16%	14%

1Fiscal 2012 results have been restated using fiscal 2011 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

2 References to NIKE Brand wholesale equivalent sales are intended to provide context as to the overall current NIKE Brand market footprint on a wholesale revenue basis by eliminating the revenue mark-up provided by our Direct to Consumer operations. NIKE Brand wholesale equivalent revenues do not include estimation of sales made by NIKE Brand licensees as the amounts are not material.

3 NIKE Brand wholesale revenues for categories are inclusive of intercompany sales from the Company's wholesale operation to its Direct to Consumer Operation. Amounts do not include sales made directly to consumers. References to NIKE Brand wholesale equivalent sales are intended to provide context as to the overall current NIKE Brand market footprint on a wholesale revenue basis. NIKE Brand wholesale equivalent revenues do not include estimation of sales made by NIKE Brand licensees as the amounts are not material.

4Others include all other categories and certain adjustments that are not allocated at the category level.

NIKE, Inc.
	FISCAL YEAR ENDED
SUPPLEMENTAL OTHER BUSINESSES REVENUE DETAILS1	05/31/2012	05/31/2011	% Change	% Change Excluding Currency Changes 2
	(Dollars in millions)
Other Businesses:
Converse	$1,324	$1,131	17%	17%
NIKE Golf	726	658	10%	9%
Cole Haan	535	521	3%	3%
Hurley	248	252	-2%	-1%
Umbro	262	224	17%	14%
Total Revenues for Other Businesses	$3,095	$2,786	11%	11%

1 Certain prior year amounts have been reclassified to conform to fiscal year 2012 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
2 Fiscal 2012 results have been restated using fiscal 2011 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

NIKE, Inc.
	QUARTER ENDED		%	YEAR TO DATE ENDED		%
EARNINGS BEFORE INTEREST AND TAXES1,2	05/31/2012	05/31/2011	Chg	05/31/2012	05/31/2011	Chg
	(Dollars in millions)

North America	$559	$518	8%	$2,007	$1,736	16%
Western Europe	133	142	-6%	597	730	-18%
Central & Eastern Europe	71	67	6%	234	244	-4%
Greater China	247	226	9%	911	777	17%
Japan	43	20	115%	136	114	19%
Emerging Markets	201	197	2%	853	688	24%
Global Brand Divisions3	(351)	(268)	-31%	(1,177)	(971)	-21%

Total NIKE Brand	903	902	0%	3,561	3,318	7%

Other Businesses4	111	82	35%	341	335	2%
Corporate5	(271)	(207)	-31%	(916)	(805)	-14%

Total earnings before interest and taxes1,2	$743	$777	-4%	$2,986	$2,848	5%

1 The Company evaluates performance of individual operating segments based on earnings before interest and taxes (also commonly referred to as “EBIT”), which represents net income before interest expense, net, and income taxes.

2 Certain prior year amounts have been reclassified to conform to fiscal year 2012 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment and  general and administrative expenses that are centrally managed for the NIKE Brand.

4 Other businesses represent activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.
5 Corporate consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company’s corporate headquarters, unallocated insurance and benefit programs, certain foreign currency gains and losses, including certain hedge gains and losses, corporate eliminations and other items.

NIKE, Inc.

NIKE BRAND REPORTED FUTURES GROWTH BY GEOGRAPHY1	Reported Futures Orders	Excluding Currency Changes 2

North America	15%	15%
Western Europe	-2%	8%
Central & Eastern Europe	5%	11%
Greater China	5%	2%
Japan	-6%	1%
Emerging Markets	10%	20%

Total NIKE Brand Reported Futures	7%	12%

1 Futures orders by geography and in total for NIKE Brand athletic footwear and apparel scheduled for delivery from June through November 2012.
The reported futures and advance orders growth is not necessarily indicative of our expectation of revenue growth during this period. This is due to year-over-year changes in shipment timing and because the mix of orders can shift between advance/futures and at-once orders and the fulfillment of certain orders may fall outside of the schedule noted above. In addition, exchange rate fluctuations as well as differing levels of order cancellations and discounts can cause differences in the comparisons between advance/futures orders and actual revenues. Moreover, a significant portion of our revenue is not derived from futures and advance orders, including at-once and close-out sales of NIKE Brand footwear and apparel, sales of NIKE Brand equipment, sales from certain of our Direct to Consumer operations, and sales from our Other Businesses.

2 Reported futures restated using prior year exchange rates to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.